UNION ELECTRIC COMPANY
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                                                                    12 Months
                                                                     Year Ended December 31,                          Ended
                                                  --------------------------------------------------------------    March 31,
                                                     1993         1994         1995         1996          1997         1998
                                                     ----         ----         ----         ----          ----         ----

                                                                  Thousands of Dollars Except Ratios


Net Income                                        $ 297,160    $ 320,757    $ 314,107    $ 304,876    $ 301,655    $ 300,327
Add- Extraordinary items net of tax                    --           --           --           --         26,967       26,967
                                                  ---------    ---------    ---------    ---------    ---------    ---------
Net Income from continuing operations             $ 297,160    $ 320,757    $ 314,107    $ 304,876    $ 328,622    $ 327,294

Add- Federal and state income taxes:
   Current                                          146,900      232,497      222,072      198,405      234,846      238,740
   Deferred (net)                                    40,039      (20,208)      (6,770)       4,160      (33,926)     (35,514)
   Deferred investment tax credits, net              (7,626)      (6,182)      (6,181)      (6,182)     (10,451)     (10,282)
   Income tax applicable to nonoperating income       3,403       (2,280)      (1,387)        (173)       9,294        9,057
                                                  ---------    ---------    ---------    ---------    ---------    ---------
                                                    182,716      203,827      207,734      196,210      199,763      202,001
                                                  ---------    ---------    ---------    ---------    ---------    ---------

Net income before income taxes                      479,876      524,584      521,841      501,086      528,385      529,295
                                                  ---------    ---------    ---------    ---------    ---------    ---------



Add- fixed charges:
   Interest on long term debt                       124,430      135,608      129,239      128,375      135,004      134,018
   Rentals                                            1,314        1,299        3,330        3,458        3,727        3,587
   Amortization of net debt premium, discount,
      expenses and losses                             5,170        5,504        5,502        4,269        3,672        3,638

                                                  ---------    ---------    ---------    ---------    ---------    ---------
                                                    130,914      142,411      138,071      136,102      142,403      141,243
                                                  ---------    ---------    ---------    ---------    ---------    ---------

Earnings as defined                                 610,790      666,995      659,912      637,188      670,788      670,538
                                                  =========    =========    =========    =========    =========    =========

Ratio of earnings to fixed charges                     4.66         4.68         4.78         4.68         4.71         4.74


Earnings required for preferred dividends:
    Preferred stock dividends                        14,087       13,252       13,250       13,249        8,817        8,817
    Adjustment to pre-tax basis                       7,450        7,262        7,558        7,363        4,509        4,320
                                                  ---------    ---------    ---------    ---------    ---------    ---------
                                                     21,537       20,514       20,808       20,612       13,326       13,137

Fixed charges plus preferred stock dividend
    requirements                                    152,451      162,925      158,879      156,714      155,729      154,380
                                                  =========    =========    =========    =========    =========    =========

Ratio of earnings to fixed charges plus
    preferred stock dividend requirements              4.00         4.09         4.15         4.06         4.30         4.34
                                                  =========    =========    =========    =========    =========    =========

